                                                                       Exhibit 5

                                                                  April 28, 1998




CONMED Corporation,
      310 Broad Street,
           Utica, New York 13501.

Dear Sirs:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of $130,000,000 principal amount of 9% Senior Subordinated Notes due 2008 (the "Notes") of CONMED Corporation, a New York corporation (the "Company"), I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, it is my opinion that, when the Registration Statement has become effective under the Act, the terms of the Notes and the guarantees thereof (the "Guarantees" and, collectively with the Notes, the "Securities") by the subsidiaries of the Company named in the Registration Statement (the

CONMED Corporation                                                           -2-


"Guarantors") and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Guarantors, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company and the Guarantors, as the case may be, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  In rendering the foregoing opinion, I am expressing no opinion as to Federal or state laws relating to fraudulent transfers.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York, California, Colorado and Florida, and I am expressing

CONMED Corporation                                                           -3-

no opinion as to the effect of the laws of any other jurisdiction.

                  I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which I have not independently verified.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to it under the heading "Validity of New Notes and Guarantees" in the Prospectus. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


                                             Very truly yours,



                                                    Joseph J. Corasanti